Exhibit 99.1


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COULTER & Justus P.C.




Mr.  John Van Zyll
Chairman and President
Diversified Product Inspections, Inc.
3 Main Street
Oak Ridge, TN   37830



Dear Mr. VanZyll:

We have not been able to complete the quarter review of Diversified Product Inspections, Inc. for the quarter ended May 31, 2001 due to not receiving the draft financial statements in time to complete our review.


                              Yours very truly,

                              /s/ Coulter & Justus P.C.
                              Coulter & Justus P.C.



Riverview Tower 900 South Gay Street, Suite 700  Knoxville, TN   37902-1819
Telephone 865 637 4161   Fax  865 524 2952